Exhibit 99.2

COVENANT TRANSPORTATION GROUP, INC.
Executive Stock Ownership, Retention, and Anti-Hedging and Anti-Pledging Policy

Purpose. The purpose of this Covenant Transportation Group, Inc. Executive Stock Ownership, Retention, and Anti-Hedging and Anti-Pledging Policy, (the “Stock Policy”), is to further align the interests of the executives of Covenant Transportation Group, Inc.  (the “Company”), and the Company’s stockholders by requiring senior executives and directors to accumulate and retain a meaningful level of stock ownership.
Covered Individuals. The Stock Policy applies to the Company’s Chief Executive Officer, Co-Presidents, Chief Financial Officer, and directors (“Directors”) (collectively, the “Covered Individuals”).
Stock Ownership Levels. The required stock ownership levels under the Stock Policy, expressed as a multiple of the Covered Individual’s base annual salary or annual cash retainer, as applicable, as of December 31st of each year are as follows:
CEO	6 times base annual salary

Co-President	1 times base annual salary

CFO	1 times base annual salary

Director	5 times annual cash retainer for Board service

For purposes of determining compliance with the Stock Policy, the number of shares of the Company’s Class A and/or Class B common stock that the Covered Individual is expected to own will be calculated by dividing:
•	The Covered Individual’s base annual salary or annual cash retainer, as applicable, by
•	The average of the month-end closing price of the Company’s Class A common stock for the prior 12 months.
If a Covered Individual has satisfied the Stock Policy on a prior determination date, a decrease in the Company’s stock price without a sale of shares (excluding a sale of shares to satisfy tax withholding) will not be considered to result in non-compliance on a subsequent determination date.

Eligible Shares. “Eligible Shares” shall mean those shares of Company Class A and Class B common stock that count towards compliance with the Stock Policy, those shares being comprised of the following:
•	Shares owned by the Covered Individual;
•	Shares owned jointly by the Covered Individual and spouse;
•	Shares held in a trust established by the Covered Individual for the benefit of the Covered Individual and/or family members;
•	Shares equal to the number of vested but deferred restricted stock credited to the Covered Individual under any arrangement maintained by the Company; and
•	Shares credited to the Covered Individual’s 401(k) plan account.
Unvested or unearned restricted stock and stock options do not count towards compliance with the Stock Policy.
Stock Retention Percentages. Until a Covered Individual complies with the Stock Policy, the Covered Individual is required to retain 100% of Net Profit Shares from each award on exercise, vesting, or earn-out.
“Net Profit Shares” shall mean:
•	Shares received on vesting or earn-out of restricted stock/restricted stock units/performance shares, net of Shares for Taxes; and
•	Shares received on exercise of stock options, net of shares tendered or withheld for payment of exercise price and Shares for Taxes.
“Shares for Taxes” shall mean, regardless of whether share withholding is actually used:
•	The amount of taxes on the income realized by the Covered Individual on the vesting, earn out, or exercise date, calculated using maximum marginal tax rates, divided by
•	The closing price of the Company’s Class A common stock on the vesting, earn-out, or exercise date.
Nothing in this Stock Policy shall require Covered Individuals to meet their applicable stock ownership levels through open market purchases of Company Class A common stock, and a Covered Individual may sell any shares purchased in the open market regardless of whether such Covered Individual then owns or has the right to acquire Eligible Shares sufficient to meet the requirements of the Stock Policy. For the sake of clarity in interpreting the Stock Policy, any sale of Eligible Shares by a Covered Individual shall be deemed to have occurred in the following order: first from shares purchased in the open market; and second, from any remaining Net Profit Shares; provided, however, that Net Profit Shares may not be sold if, following such sale, the Covered Individual would no longer be in compliance with this Stock Policy.
Insider Trading Policy. Covered Individuals are required to abide by the Company’s Insider Trading Policy.

Anti-Hedging and Anti-Pledging. Covered Individuals are prohibited from (i) hedging their ownership positions in Company Class A or Class B common stock, (ii) pledging their Company Class A or Class B common stock as collateral for loans, and (iii) purchasing our Class A common stock on margin. Hedging activities shall include, but are not limited to, short-selling, options, puts and calls, as well as derivatives such as swaps, forwards, and futures.
No Waiver. The Compensation Committee may not grant to any Covered Individual any waiver of this Stock Policy.
Modification. The Stock Policy may be amended or terminated at any time by the Compensation Committee, in its sole and absolute discretion.
Enforcement. The Company may consider a Covered Individual’s compliance with the Stock Policy in connection with compensation decisions, or promotion opportunities, to the extent it determines appropriate in its sole and absolute discretion.
Adopted on June 5, 2020
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